Exhibit 99.1

Retrospective Analysis Finds EFAPROXYN™ Extends Survival with Quality of Life in Patients with Brain Metastases Originating From Breast Cancer

Westminster, CO., December 12, 2005 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of new findings from its Phase 3 clinical trial of the investigational radiation sensitizer EFAPROXYNTM (efaproxiral) in patients with brain metastases. Preliminary data from the Phase 3 study, called REACH, were first announced in April 2003.  Charles Scott, Ph.D., CBS Squared, presented the findings in a poster presentation Saturday at the 28th Annual San Antonio Breast Cancer Symposium.

In abstract #4040, titled “Improved Survival, Quality of Life (QOL), and Quality-Adjusted Survival (QAS) in Breast Cancer Patients Treated with Efaproxiral (EFAPROXYN TM) and Whole Brain Radiation Therapy (WBRT) for Brain Metastases,” Dr. Scott presented a QAS analysis of data from the Company’s Phase 3 REACH study, which compared the survival benefit of brain metastases patients receiving EFAPROXYN with WBRT to those receiving WBRT alone.  Results of the analysis indicated that the addition of EFAPROXYN to WBRT led to a statistically significant increase in survival for EFAPROXYN-arm patients with brain metastases originating from breast cancer, which was accompanied by a statistically significant improvement in both QOL and QAS, a composite measure of quality and duration of survival.   Specifically, EFAPROXYN-arm patients with brain metastases originating from breast cancer experienced a slower overall decline in Spitzer Quality of Life Index (SQLI) scores over time (p<0.001) relative to the control arm.  SQLI is a 5-item questionnaire with overall score ranges from 0 (worse) to 10 (best).

“This study provides insight into the quality of life of long-term survivors of the REACH study,” said Dr. Scott.  “Importantly, the survival benefit realized by patients with brain metastases originating from breast cancer was not clinically compromised by a decline in quality of life.”

About the Study

The REACH study was a randomized, open label Phase 3 clinical trial designed to demonstrate the safety and efficacy of EFAPROXYN in treating patients with brain metastases from various solid tumors and good performance status. Patients with small cell lung cancer, germ cell tumors or lymphoma were excluded.  Prior brain tumor resection was allowed as long as measurable lesion(s) remained.  The study enrolled 538 patients and compared the safety and efficacy of EFAPROXYN plus WBRT and supplemental oxygen (271 patients) versus WBRT and supplemental oxygen (267 patients) alone in patients with brain metastases. The primary endpoint of the trial was survival.  Although the difference in overall survival between patients who received EFAPROXYN plus WBRT and patients who received WBRT alone was not statistically significant, the trial showed a positive survival benefit among patients with brain metastases originating from breast cancer.  To further confirm the survival benefit observed in the breast cancer sub-group, in February 2004, the Company initiated a Phase 3, randomized, open-label trial, multi-center trial called ENRICH (Enhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), designed to compare the effect of WBRT with supplemental oxygen with or without EFAPROXY in women with brain metastases from breast cancer.  The Company currently expects to complete patient enrollment in the ENRICH trial during the second half of 2006 and report preliminary results approximately six months thereafter.

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, Allos believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  Our lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.   Our other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors.  For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases from breast cancer or any other type of cancer, our projected timelines for completion of enrollment and announcement of the results of the ENRICH trial, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that we may experience difficulties or delays in our clinical trials, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors: and that clinical trials may not demonstrate the safety and efficacy of our product candidates in their target indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com